Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)
Registration Statement (Form S-3 No. 333-268140) of Impinj, Inc.;

(2)
Registration Statements (Form S-8 Nos. 333-284804, 333-277017, 333-269733, 333-262715, 333-253214, 333-236832, 333-229947, 333-224842, 333-216620 and 333-212620) pertaining to the 2016 Equity Incentive Plan and 2016 Employee Stock Purchase Plan of Impinj, Inc.

of our reports dated February 9, 2026, with respect to the consolidated financial statements of Impinj, Inc. and the effectiveness of internal control over financial reporting of Impinj, Inc. included in this Annual Report (Form 10-K) of Impinj, Inc. for the year ended December 31, 2025.

/s/ Ernst & Young LLP

Seattle, Washington

February 9, 2026